Exhibit 10.1

STOCK PURCHASE AGREEMENT

DATED AS OF FEBRUARY 27, 2006

BY AND AMONG

LEAP TECHNOLOGIES,

LAB CONNECTIONS, INC.

AND

MOCON, INC.

LIST OF DEFINED TERMS

Term	Section

Agreement	8.13
Annual Financial Statements	2.6
Authority/Authorities	2.3
Base Purchase Price	1.2(a)
Closing	1.6
Closing Date	1.6
Closing Balance Sheet	1.2(d)
Confidentiality Agreement	4.4
Consent/Consents	2.4
Disclosure Schedule	2
Expiration Date	7.1
Financial Statements	2.6
GAAP	2.6
Indemnified Party	7.5(a)
Indemnifying Party	7.5(a)
Intellectual Property Rights	2.22
Knowledge	8.3
Latest Balance Sheet	2.6
Law/Laws	2.3
License(s)	2.20
Lien	2.3
Loss	7.2
Net Tangible Assets	1.2(c)
Objection Period	1.2(d)
Properties	2.23
Purchase Price	1.2(a)
Purchaser	Preamble
Seller	Preamble
Shares	Preamble
Stock Purchase	Preamble
Taxes	2.12
Tax Returns	2.12
Termination Date	1.3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of February 27, 2006, is by and between Leap Technologies, a North Carolina corporation (the “Purchaser”), Lab Connections, Inc., a Minnesota corporation (the “Company”) and MOCON, Inc., a Minnesota corporation (the “Seller”).

A.            The Seller owns all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”).

B.            The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Shares (the “Stock Purchase”), upon the terms and subject to the conditions set forth herein.

C.            The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase.

Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale of Shares. On the Closing Date (as defined below), the Seller shall, sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Shares, free and clear of any Lien (as defined below).

1.2           Purchase Price.

(a)           The total consideration to be paid by the Purchaser to the Seller for the Shares (the “Purchase Price”) will be an amount equal to Five Hundred Seventeen Thousand Two Hundred Ninety Six Dollars ($517,296) (the “Base Purchase Price”) in cash, plus or minus, as the case may be, the post-Closing adjustment set forth in Section 1.2(c) below.

(b)           At the Closing, the Purchaser will pay the Seller, by wire transfer of immediately available funds, the Base Purchase Price to a bank account designated by the Seller.

(c)           The parties hereby understand, acknowledge and agree that the Base Purchase Price has been calculated using the Company’s unaudited balance sheet as of January 31, 2006. If the Net Tangible Assets as of Closing are more than or less than the Net Tangible Assets as of January 31, 2006, the Purchase Price will be adjusted accordingly. “Net Tangible Assets” means the difference between (i) the sum of accounts receivable, inventory and net property and equipment and (ii) the sum of accounts payable, accrued payroll and taxes, warranty reserve and accrued expenses. Notwithstanding any of the foregoing, in no event will any adjustment be made pursuant to this Section 1.2(c) if the difference (either more than or less than)  between the Net Tangible Assets as of January 31, 2006 and the Net Tangible Assets as of the Closing is less than $10,000.

(d)           Within 20 business days following the Closing Date, the Purchaser will prepare and deliver to the Seller a balance sheet of the Company as of the Closing (the “Closing Balance Sheet”) setting forth the Purchaser’s calculation of the Net Tangible Assets of the Company as of the Closing and the resulting Purchase Price. The Seller will have the right to review and copy the books and records of the Company and supporting work papers of the Company and the Purchaser relating to the preparation of the Closing Balance Sheet and the calculation of the Purchase Price and will have a period of 20 business days (the “Objection Period”) after delivery of the Closing Balance Sheet in which to provide written notice to the Purchaser of any objections thereto. The Closing Balance Sheet and the resulting Purchase Price will be deemed to be accepted by the Seller, and will become final and binding on the parties on the later of the expiration of the Objection Period or the date on which all objections have been resolved by the parties. If the Seller gives any notice of objection to the Purchaser within the Objection Period, then the Seller and the Purchaser will attempt in good faith to resolve any dispute concerning the item(s) subject to such objection.

1.3           The Closing. Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Article 6 hereof, a closing (the “Closing”) will be held on or about February 28, 2006 at 10:00 a.m., Minneapolis, Minnesota local time or at such other time as the parties may agree upon (the “Closing Date”); provided, however, that if any of the conditions provided for in Article 5 hereof have not been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the reasonable commercial efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur later than ten (10) days following the date of this Agreement (the “Termination Date”). The Closing will be held at such time and place as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties. By agreement of the parties the Closing may be effected by facsimile. The Purchaser and the Seller agree to use reasonable best efforts to effect the Closing upon execution of this Agreement or as soon thereafter as is reasonably practicable.

1.4           Deliveries at the Closing.

(a)           Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

(i)            the Base Purchase Price;

(ii)           a closing certificate of the Purchaser, in form and substance reasonably satisfactory to the Seller and its counsel, dated as of the Closing Date, to evidence compliance with the conditions set forth in Section 5.2 hereof and such other matters as may be reasonably requested by the Seller;

(iii)          certified copies of resolutions of the board of directors (or its equivalent) of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(iv)          any other documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing in connection with the transactions contemplated hereby.

(b)           Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(i)            stock certificate or certificates representing the Shares, which certificate or certificates shall be duly endorsed to the Purchaser or accompanied by duly executed stock powers in form satisfactory to the Purchaser;

(ii)           all corporate books and records, including stock ledgers and minute books and other similar property of the Company;

(iii)          all Consents required to be obtained and delivered by the Seller as set forth in Section 2.4 of the Disclosure Schedule;

(iv)          closing certificate of the Seller, in form and substance reasonably satisfactory to the Purchaser and its counsel, dated as of the Closing Date, to evidence compliance with the conditions set forth in Section 5.3 hereof and such other matters as may be reasonably requested by the Purchaser;

(v)           certified copies of resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(vi)          any other documents, instruments and writings required to be delivered by the Seller pursuant to this Agreement at or prior to the Closing in connection with the transactions contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

The Seller and the Company jointly and severally represents and warrants to the Purchaser that each of the representations and warranties contained in this Article 2 are true and correct, and will be true and correct as of the Closing Date, except as noted in the disclosure schedule (the “Disclosure Schedule”) attached hereto as Exhibit 1. The Disclosure Schedule is divided into sections which correspond to the sections and subsections of this Article 2 and the Seller and the Company represents and warrants that the Disclosure Schedule is true and accurate in all material respects. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

2.1           Corporate Organization. Each of the Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota, with corporate power and authority to own, operate and lease its respective properties and assets. The Company has heretofore delivered to the Purchaser complete and correct copies of the Company’s articles of incorporation and bylaws, as presently in effect. Except as set forth in the Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not, individually or in the aggregate, have a material adverse effect on the business of the Company taken as a whole. The Company does not, directly or indirectly, own or control or have any capital, equity, partnership, participation or other interest in any corporation, partnership, joint venture or other business association or entity.

2.2           Authorization and Enforceability. Each of the Seller and the Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of each of the Seller and the Company has taken all action required by law, the articles of incorporation and bylaws of the Seller and the Company, or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by the Seller or the Company and to consummate the transaction contemplated herein in accordance with applicable Laws (as defined below). This Agreement has been duly authorized, executed and delivered by each of the Seller and the Company. Assuming the due authorization, execution and delivery hereof by the Purchaser, this Agreement is the valid and binding legal obligation of each of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms.

2.3           Non-Contravention. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (a) violate or be in conflict with any provision of the articles of incorporation or bylaws of the Seller or the Company; or (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Seller or the Company is a party or by which the Seller, the Company or any of their respective properties or assets is or may be bound or result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind (collectively, a “Lien”) upon the Shares or any of the assets of the Company; or (c) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a “Law” and sometimes collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an “Authority” and sometimes collectively as “Authorities”).

2.4           Consents and Approvals. Except as set forth in the Disclosure Schedule, no consent, approval, order or authorization of or from, any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Seller or the Company or the consummation by the Seller or the Company of the transactions contemplated herein (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”).

2.5           Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, $0.01 par value, of which 1,000 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, any preemptive rights. All issued and outstanding shares of capital stock of the Company are owned (of record and beneficially) solely by the Seller, and the Seller has good and marketable title to all such issued and outstanding shares, free and clear of all Liens. Except as set forth in the Disclosure Schedule:  (i) there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of the Company or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights; and (ii) there are no contracts, commitments, understandings, arrangements or restrictions by which the Company is bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of the Company or any securities convertible into or exchangeable for such shares, securities or rights.

2.6           Financial Statements. The Company has previously furnished the Purchaser copies of unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2003, 2004 and 2005 (the “Annual Financial Statements”) and the unaudited balance sheet as of January 31, 2006 (the “Latest Balance Sheet”) and the related unaudited statement of income for the one-month period then ended (the “Financial Statements”). Except as set forth in the Disclosure Schedule, the Financial Statements (which include the Latest Balance Sheet) (i) are in accordance with generally accepted accounting principles (“GAAP”) consistently applied as of the dates reflected therein and for all periods reflected therein, (ii) fairly present the financial position of the Company as of the respective dates thereof, and with respect to the statements of income for the periods then ended, and (iii) accurately state the various account balances as of the dates reflected therein and accurately state the changes in such account balances for the periods reflected therein. Except as set forth in the Disclosure Schedule, the Company has no liability or obligation of any nature, asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is required to be set forth in accordance with GAAP that is not reflected or reserved against on the Latest Balance Sheet, except those that may have been incurred after the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practices.

2.7           Litigation. There are no claims, actions, suits or proceedings by any private party or by any governmental body or authority (including any nongovernmental self-regulatory agency), nor any investigations or reviews by any federal, state, local or foreign body or authority (including any nongovernmental self-regulatory agency), against or affecting the Company, that are pending or, to the knowledge of the Seller or the Company, threatened, at law or in equity.

2.8           Absence of Certain Changes. Except as set forth in the Disclosure Schedule and except as authorized by this Agreement, and except as is in the ordinary course of business and consistent with past practice, since January 31, 2006, the Company has not:

(a)           Suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of the Company taken as a whole;

(b)           Suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which could reasonably be expected to have a material adverse affect on the business of the Company taken as a whole;

(c)           Declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed any shares of its capital stock;

(d)           Issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

(e)           Incurred any indebtedness for borrowed money;

(f)            Mortgaged, pledged, or subjected to any material lien, lease, security interest or other charge or encumbrance any of its material properties or assets, tangible or intangible;

(g)           Acquired or disposed of any material assets or properties;

(h)           Forgiven or canceled any material debts or claims, or waived any material rights;

(i)            Entered into any material transaction;

(j)            Granted to any officer or salaried employee or any other employee any material increase in compensation in any form or made any material payments for severance or termination pay;

(k)           Entered into any material commitment for capital expenditures for additions to plant, property or equipment; or

(l)            Agreed, whether in writing or otherwise, to take any action described in this Section.

2.9           Title to Property; Condition. Except as set forth on the Disclosure Schedule, the Company has good and merchantable right, title and interest in and to all of the machinery, equipment, terminals, computers, vehicles, personal property and all other assets reflected in the Latest Balance Sheet and all of the assets purchased or otherwise acquired since the date of the Latest Balance Sheet for the Company (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements), subject to no mortgage, pledge, lien or security interest of any kind or nature (whether or not of record). Except as set forth on the Disclosure Schedule, the items of equipment and other personal property of the Company that are necessary to the conduct of the business of the Company are in good operating condition and repair and fit for the intended purpose thereof, ordinary wear and tear excepted, and no material maintenance, replacement or repair has been deferred or neglected. The Company owns no real property. The Disclosure Schedule sets forth a list of all leased real property and includes the name of the lessor, the monthly rent amount, the duration (including renewal options) and includes a copy of each of the leases related thereto.

2.10         Inventories. Except as set forth on the Disclosure Schedule, all inventory of the Company reflected in the Latest Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, and the present quantities of all inventory of the Company are reasonable in the present circumstances of the business of the Company as currently conducted, except for items of obsolete, overstocked or below standard quality, all of which are immaterial to the overall financial condition of the Company taken as a whole and which have been fully reserved for on the Latest Balance Sheet.

2.11        Receivables and Payables. Except as set forth on the Disclosure Schedule, (i) the Company has good right, title and interest in and to all its accounts receivable, notes receivable and other receivables reflected in the Latest Balance Sheet and those acquired and generated since the date of the Latest Balance Sheet for the Company included in the Financial Statements (except for those paid since such date); (ii) none of such receivables is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record); (iii) except to the extent of applicable reserves shown in the

Latest Balance Sheet included in the Financial Statements, all of the receivables owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and the Company has not received any written or oral claims or refusals to pay, or granted any rights of set-off, against any thereof; and (iv) to the knowledge of the Company and the Seller, there is no reason why any receivable will not be collected in accordance with its terms, other than for such receivables which are not in excess of the reserves established therefor and reflected in the most recent balance sheet for the Company included in the Financial Statements. The Seller has previously provided the Purchaser a schedule of the aging of accounts receivable of the Company (by monthly integrals) as of January 31, 2006 prepared in accordance with GAAP consistently applied.

2.12         Tax Matters. For the purposes of this Agreement, the term “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes. In addition, the term “Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns. To the knowledge of the Company and the Seller, except as set forth on the Disclosure Schedule:

(a)           Filing of Tax Returns. All Tax Returns required to be filed on or prior to the date hereof by the Company with respect to Taxes of the Company have been properly completed and duly filed on a timely basis and in correct form. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Company for any period.

(b)           Payment of Taxes. With respect to all amounts of Taxes imposed upon the Company, or for which the Company is or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by the Company to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date; the reserves for all such Taxes reflected in the Latest Balance Sheet are adequate and there are no liens for such Taxes upon any property or assets of the Company, except for liens that relate to current taxes and assessments not yet due and payable or where the Company is contesting such Taxes in good faith. The Company has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes. Except as set forth in the Disclosure Schedule, the Seller has not, since the Latest Balance Sheet, received any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any the Company’s capital stock or equity interest to pay Taxes.

(c)           Audits and Extensions. Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Company nor any state or local or foreign Tax Return of the Company have been examined by the Internal Revenue Service or any similar state or local or foreign Authority and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local or foreign Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Company resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Company of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

(d)           Independent Contractors and Employees. For purposes of computing Taxes and the filing of Tax Returns, the Company has not failed to treat as “employees” any individual providing services to the Company who would be classified as an “employee” under the applicable rules or regulations of any Authority with respect to such classification.

2.13         Insurance. The Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by the Company, specifying the insurer, the policy number, the term of the coverage and, in the case of any “claims made” coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums that are due as of the date hereof and as of the Closing Date with respect thereto have been paid. The Company has not been denied any form of insurance in the 12 month period prior to the date hereof and no policy of insurance has been revoked or rescinded during the past three years, except as described on the Disclosure Schedule.

2.14         Benefit Plans.

(a)           The Disclosure Schedule lists each employee benefit plan, policy or practice including, but not limited to, plans described in Section 4(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and including employee “fringe benefits” such as, without limitation, plans, policies and practices regarding education and dependent care assistance, flexible spending accounts, cafeteria plans, vacations, sabbaticals and leaves of absence, sick leave and disability and each incentive or bonus compensation, deferred compensation, equity based compensation or perquisite plan, policy or practice, to which the Company is a party, or by which it is bound with respect to any employee of the Company or their spouses, dependents or beneficiaries or which benefits a Company employee (a “Benefit Plan”). With respect to each Benefit Plan, Seller has provided or made available to Purchaser the current summary plan description (and all summaries of material modifications) or other descriptive materials provided to plan participants describing the Benefit Plans. Pursuant to Section 4.8, the Company’s status as a participating employer under the Benefit Plans will be terminated effective as of the Closing Date.

(b)           Neither the Seller nor the Company has any liability or obligation, whether known or unknown, direct or indirect, fixed or contingent or otherwise, with respect to (i) any “multiemployer plan” described in Sections 3(37) or 4001(a)(3) of ERISA; (ii) any defined benefit plan described in Section 3(35) of ERISA; or (iii) any pension plan subject to the requirements of Title IV of the ERISA or Section 412 of the Code, in each case with respect to any such plan that is or has been maintained, contributed to or sponsored by the Company, Seller or any other “person,” within the meaning of Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA (an “ERISA Affiliate”).

(c)           The Company has performed all material obligations required to be performed by it under each Benefit Plan and each Benefit Plan has been established and maintained in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(d)           Each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter or opinion letter from the IRS with respect to such Benefit Plan as to its qualified status under the Code or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter.

(e)           There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Benefit Plan or against the assets of any Benefit Plan to the extent there is any liability to the Company.

(f)            The Company may terminate or discontinue its participation in each Benefit Plan in accordance with its terms, without liability to the Company or Purchaser (other than ordinary administration expenses and contributions owed by the Company typically incurred in a termination event).

(g)           Seller, the Company and each ERISA Affiliate have complied with the health care continuation requirements of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”).

2.15         Bank Accounts; Powers of Attorney. The Disclosure Schedule sets forth:  (i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; and (ii) the names of all persons or entities holding general or special powers of attorney from the Company and copies thereof.

2.16         Contracts and Commitments; No Default.

(a)           Except as set forth on the Disclosure Schedule, the Company:

(i)            does not have any written or oral contract, commitment, agreement or arrangement with any person which (1) requires payments individually in excess of $50,000 annually or in excess of $75,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (2) is not terminable on thirty (30) days’ or less notice without cost or other liability;

(ii)           does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $75,000 for services rendered as a consultant;

(iii)          is not restricted by agreement from carrying on its business or any part thereof in any geographical area or from competing in any line of business with any person or entity;

(iv)          is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(v)           is not party to any agreement, contract, commitment or loan requiring payments in excess of $750,000 over its term and not terminable by the Company on thirty (30) days’ or less notice without cost or liability to which any of its directors, officers or the Seller or any “affiliate” or “associate” (as defined in Rule 405 as promulgated under the Securities Act of 1933) thereof is a party;

(vi)          is not subject to any contract, commitment, agreement or arrangement with any “disqualified individual” (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code; and

(vii)         does not have any distributorship, dealer, manufacturer’s representative, franchise or similar sales contract relating to the payment of a commission by the Company.

(b)           True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to Section 2.16(a) have been made available to the Purchaser for review. Except as set forth on the Disclosure Schedule, to the knowledge of the Company and the Seller, all such items are valid and enforceable by and against the Company in accordance with their respective terms; the Company is not in breach, violation or default, in any material respect, in the performance of any of its material obligations thereunder, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute a material breach, violation or default, in any material respect, thereunder or thereof; and, to the knowledge of the Company and the Seller, no other parties thereto are in breach, violation or default, in any material respect, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default in any material respect thereunder or thereof.

2.17         Orders, Commitments and Returns. Except as set forth on the Disclosure Schedule and except as are not material to the business of the Company, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from the Company were made in bona fide transactions in the ordinary course of business. Except as set forth on the Disclosure Schedule, to the knowledge of the Company and the Seller, there have been no claims in the 12 month period prior to the date hereof against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

2.18        Labor Matters. The Disclosure Schedule sets forth a list of all current employees and includes their position, wage and salary information and years of service with the Company for each person. There are no claims, actions, suits or proceedings by any past or current employee of the Company against the Company that are pending or, to the knowledge of the Seller or the Company, threatened, at law or in equity. Except as set forth on the Disclosure Schedule and except as are not material to the business of the Company:  (i) to the knowledge of the Company and the Seller, the Company is and has at all times been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Company pending or, to the knowledge of the Company and the Seller, threatened before the National Labor Relations Board or any other comparable government authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company and the Seller, threatened against or directly affecting the Company; (iv) no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; (v) the Company is not delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons; and (vi) within the 12 month period prior to the date hereof there has not been any expression of intention to the Company by any officer or key employee to terminate such employment.

2.19        Dealers and Suppliers. Except as set forth on the Disclosure Schedule, there has not been in the 12 month period prior to the date hereof any material adverse change in the business relationship of the Company with any dealer of or supplier to the Company.

2.20         Licenses and Other Operating Rights. To the knowledge of the Company and the Seller, the Company has all material licenses, permits, approvals and other governmental authorizations necessary to own its properties and assets and to carry on its business as presently being conducted (individually and collectively, the “License(s)”). All such Licenses are listed on the Disclosure Schedule and, except as set forth therein, the Company has complied in all material respects with the provisions of each License. Each such License is valid and in full force and effect. Except as set forth on the Disclosure Schedule, the continuation, validity and effectiveness of each such License will in no way be affected by the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company and the Seller, the Company has not breached any material provision of and is not in default in any material respect under the terms of, any such License.

2.21         Compliance with Law. Except as set forth on the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to expand the scope of such other representations and warranties, to the knowledge of the Company and the Seller, the assets, properties, business and operations of the Company are and have been in compliance in all material respects when taken as a whole with all laws applicable to the ownership and conduct of their assets, properties, business and operations.

2.22         Intellectual Property Rights. The Company owns the industrial and intellectual property rights, including without limitation the patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes and formulae (collectively, “Intellectual Property Rights”) described on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, the use of all Intellectual Property Rights required for the conduct of the businesses of the Company as presently conducted does not and will not infringe or violate the intellectual property rights of any person or entity. Except as described on the Disclosure Schedule, the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement or has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights.

2.23         Hazardous Substances and Hazardous Wastes. Except as set forth on the Disclosure Schedule:

(a)           To the Company’s and the Seller’s knowledge, there is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned or leased by or to the Company (the “Properties”). There has not been generated by or on behalf of the Company any Hazardous Material. To the Company’s and the Seller’s knowledge, no Hazardous Material has been disposed of or allowed to be disposed of on or off any of the Properties during the period that the Company owned or leased the property which may give rise to a clean-up responsibility, personal injury liability or property damage claim against the Company or the Company being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against the Company. For purposes of this subsection, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term “Hazardous Material” means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term “Hazardous Material” includes without limitation any material or substance which is (i) defined as a “hazardous waste” or a “hazardous substance” under applicable Law, (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(b)           To the Company’s and the Seller’s knowledge, none of the Properties is (or, with respect to past Properties and Properties of former subsidiaries, was at the time of disposition) in violation of any Law (with respect to past Properties and Properties of former subsidiaries, Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures. During the period that the Company owned or leased the Properties, neither the Company nor, to the Company’s knowledge, any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Materials and there has been no litigation brought or threatened against the Company or any settlements reached by the Company with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Properties.

2.24         Brokers. Neither the Seller, the Company nor any of their respective directors, officers, shareholders, agents or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Seller or the Company for any such fee or commission to be claimed by any such person; provided, however, that the Seller has engaged an independent consultant in connection the transactions contemplated hereby, which fee or commission will be entirely borne by the Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as of the date hereof as follows:

3.1           Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

3.2           Authorization and Enforceability. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Purchaser and no other company action is necessary for the consummation by the Purchaser of the transactions contemplated herein. Assuming the due authorization, execution and delivery hereof by the Company and the Seller, this Agreement is the valid and binding legal obligation of the Purchaser enforceable against it in accordance with its terms.

3.3           Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (a) violate or be in conflict with any provision of the articles of incorporation or organization, bylaws, limited liability company agreement or similar operating agreement of the Purchaser; or (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Purchaser is a party, which conflict or default would have an adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; or (c) violate any Law of any Authority, which violation would have an adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

3.4           Consents and Approvals. No Consent of any person, including any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein.

3.5           Brokers. Neither the Purchaser nor any of its managers, directors, officers, members, agents or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Purchaser for any such fee or commission to be claimed by any such person.

3.6           Financial Ability to Perform. The Purchaser has sufficient funds to pay all amounts required to be paid hereunder at the Closing and to take such other actions as may be required by it to consummate the transactions contemplated hereby.

ARTICLE 4

COVENANTS AND OTHER AGREEMENTS

4.1          Conduct of Business. The Company will maintain its assets and properties and carry on its business and operations only in ordinary course in substantially the same manner as planned and previously operated; and the Company will use commercially reasonable efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), goodwill and going concern value. Except as specifically set forth on the Disclosure Schedule, and except in the ordinary course of business and consistent with past practice, and except as may be expressly authorized by this Agreement or otherwise agreed in writing by the Purchaser, from the date hereof until the Closing, the Company will not:

(a)           Amend its articles of incorporation or bylaws;

(b)           Borrow or agree to borrow any funds;

(c)           Pay, discharge or satisfy any claims, liabilities or obligations;

(d)           Permit or allow any of its properties or assets material to the operation of its businesses to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except liens that relate to current taxes and assessments not yet due and payable or that are being contested in good faith;

(e)           Write down the value of any inventory or write off as uncollectable any notes or accounts receivable or any trade accounts or trade notes;

(f)            Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its businesses;

(g)           License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any intellectual property rights other than for such intellectual property rights which, individually or in the aggregate, are not material to the conduct of its businesses;

(h)           Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its directors, officers or employees; (B) enter into, adopt, institute or otherwise become subject to or amend in any material respect any Benefit Plan, except as provided in Section 4.8; (C) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any Benefit Plan);

(i)            Make or enter into any commitment for capital expenditures for additions to property, plant or equipment individually in excess of $25,000.00;

(j)            Declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (B) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities; (C) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (D) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

(k)           Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or shareholder;

(l)            Terminate, enter into or amend in any material respect any item identified in the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such item; or

(m)          Agree, whether in writing or otherwise, to take any action described in this Section.

4.2           No Solicitation of Alternate Transaction. The Seller and the Company shall not, and shall ensure that their respective agents and other representatives, shall not, enter into, or continue any negotiations or discussions with, any third party in respect of any other proposed transaction involving the sale of the Shares or the sale of all or a substantially all of the Company’s assets. In addition, the Seller and the Company and their respective agents and other representatives shall not solicit or entertain offers from, negotiate with or encourage or facilitate any inquires by third parties to purchase the Shares or the all or a substantially all of the Company’s assets. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that the Seller and the Company have previously actively marketed the sale of the Shares or assets of the Company and that the Seller’s or the Company’s receipt of and response to a proposal or inquiry by a third party whom was contacted by the Seller or the Company prior to the date hereof shall not constitute a breach of this Section 4.2 if such response does no more than indicate that the Seller and the Company have entered into a definitive agreement to sell the Shares and have agreed not to negotiate with any other third parties with respect to a transaction involving the sale of the Shares at this time.

4.3           Full Access to the Purchaser. Throughout the period prior to the Closing, and only during the normal business hours of the Company, the Company will afford to the Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, access to the facilities, properties, books and records of the Company in order that the Purchaser may have full opportunity to make such investigations regarding the Company as the Purchaser will desire to make of the affairs of the Company, as long as such access does not substantially interfere with the business of the Company.

4.4           Confidentiality. The Purchaser and the Seller agree to comply with, and to cause their respective representatives to comply with, in all respects, all of their respective obligations under that certain Confidential Disclosure Agreement between the Purchaser and the Seller dated May 2, 2005 (the “Confidentiality Agreement”), and in no event will the negotiation, entering into or termination of this Agreement be deemed to waive or otherwise adversely affect the rights and obligations of the parties under the Confidentiality Agreement, which rights and obligations will continue in full force and effect in accordance with their terms.

4.5           Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law or the rules of the Nasdaq Stock Market so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the wording of any such announcement.

4.6           Further Assurances. Each party hereto shall, before, at and after Closing, execute and deliver such further instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

4.7           Notification. At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5.

4.8           Benefit Plans. The Seller shall take, or shall cause to be taken, all necessary actions to terminate the Company’s status as a participating employer in the Benefit Plans, such termination to be effective as of the Closing Date. The Purchaser shall take, or shall cause to be taken, all necessary actions to ensure that the Company’s employees who will remain employees of the Company immediately after the Closing will be covered by the Purchaser’s benefit plans effective immediately after the Closing.

4.9           Manufacturing Agreement. The Seller agrees to use commercially reasonable efforts to enter into and to negotiate in good faith the terms of a one-year manufacturing agreement with the Purchaser, on terms mutually acceptable to the Purchaser and the Seller, as soon as reasonably practicable after the Closing.

ARTICLE 5
CLOSING CONDITIONS

5.1           Conditions to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver if possible, at or prior to the Closing of the following conditions:

(a)           No Injunction. Neither the Purchaser, the Company nor the Seller shall be subject to any order, decree or injunction of a court of competent jurisdiction within the United States that (i) prevents or materially delays the consummation of the transactions contemplated by this Agreement, or (ii) would impose any material limitation on the ability of the Purchaser to acquire the Shares.

(b)           No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby.

5.2           Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver, at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties True. Each representation and warranty of the Company and the Seller contained in this Agreement, in the Disclosure Schedule and in all certificates or other documents delivered by the Company and the Seller to the Purchaser, shall have been true and correct in all material respects, and the Purchaser shall have received a certificate to such effect signed by a duly authorized executive officer of the Company and the Seller.

(b)           Performance. The Company and the Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Company or the Seller on or prior to the

Closing, and the Purchaser shall have received a certificate to such effect signed by a duly authorized executive officer of the Company and the Seller.

(c)           Consents. The Company and the Seller shall have obtained all Consents required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Purchaser, and the Purchaser shall have received evidence satisfactory to it of the receipt of such Consents.

(d)           Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

5.3           Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver, at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties True. Each representation and warranty of the Purchaser contained in this Agreement and in all certificates or other documents delivered by the Purchaser to the Seller shall have been true and correct in all material respects, and the Seller shall have received a certificate to such effect signed by a duly authorized executive officer of the Purchaser.

(b)           Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing, and the Seller shall have received a certificate to such effect signed by a duly authorized executive officer of the Purchaser.

(c)           Consents. The Purchaser shall have obtained all Consents required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Seller, and Seller shall have received evidence satisfactory to it of the receipt of such Consents.

ARTICLE 6
TERMINATION AND ABANDONMENT

6.1           Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing only:

(a)           by mutual consent of the Purchaser and the Seller;

(b)           by either the Purchaser or the Seller if, without fault of such terminating party, the Closing shall not have occurred on or before the Termination Date, unless such date is extended upon the mutual written agreement of the Purchaser and the Seller;

(c)           by either the Purchaser or the Seller if a court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(d)           by the Seller if any of the conditions specified in Sections 5.1 and 5.3 hereof has not been met or waived by the Seller at such time as such condition can no longer be satisfied by the Termination Date;

(e)           by the Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement of which notice has been given to the Purchaser in writing by the Seller and which has not been fully cured or cannot be fully cured within the earlier of (i) 30 days of the receipt of such notice or (ii) 5 days prior to the Closing Date;

(f)            by the Purchaser if any of the conditions specified in Sections 5.1 and 5.2 hereof has not been met or waived by the Purchaser at such time as such condition can no longer be satisfied by the Termination Date; or

(g)           by the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement of which notice has been given to the Seller in writing by the Purchaser and which has not been fully cured or cannot be fully cured within the earlier of (i) 30 days of the receipt of such notice or (ii) 5 days prior to the Closing Date.

6.2           Procedure and Effect of Termination. In the event of termination by the Purchaser or the Seller pursuant to Section 6.1, written notice thereof shall immediately be given to the other party and this Agreement shall terminate, the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. Notwithstanding the foregoing, the obligations set forth in Section 4.4 (Confidentiality), Section 4.5 (Public Announcements), and Article 8 (Miscellaneous Provisions) or this Section 6.2 shall survive termination of this Agreement, and nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement occurring prior to a termination. In such event, each party shall, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1           Survival of Representations, Warranties and Covenants; Investigation. All representations and warranties of the parties contained in this Agreement shall survive the Closing Date for a period ending on the one-year anniversary date of this Agreement, except that the representations and warranties set forth in Sections 2.2, 2.5 and 3.2 shall survive forever. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for the period specified. The respective expiration dates for the survival of the representations and warranties and the covenants shall be referred to herein as the relevant “Expiration Date.”

7.2           Seller’s Indemnification of Purchaser. After the Closing Date, the Seller shall indemnify and hold harmless the Purchaser and each of the Purchaser’s officers, directors and employees and the Purchaser’s affiliates from and against any damage, liability, taxes, loss or expense (including reasonable attorneys’ fees) and against all claims in respect thereof, whether or not involving a third-party claim (a “Loss”) sustained, incurred, paid or required to be paid by the Purchaser or the Purchaser’s officers, directors, employees or affiliates which arises out of (i) any untrue representation of, or breach of warranty by, the Seller in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of the Seller pursuant to this Agreement, notice of which is given to the Seller prior to the relevant Expiration Date; and (ii) any nonfulfillment of any covenant, agreement or undertaking of the Seller in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of the Seller pursuant to this Agreement.

7.3           Purchaser’s Indemnification of Seller. After the Closing Date, the Purchaser shall indemnify and hold harmless the Seller and each of the Seller’s officers, directors and employees and the Seller’s affiliates from and against any Loss sustained, incurred, paid or required to be paid by the Seller or the Seller’s affiliates which arises out of (i) any untrue representation of, or breach of warranty by, the Purchaser in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of the Purchaser pursuant to this Agreement, notice of which is given to the Seller prior to the relevant Expiration Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of the Purchaser in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of the Purchaser pursuant to this Agreement; or (iii) any liabilities or obligations, or claims or causes of action against the Seller or its affiliates to the extent arising from the operation of the business of the Company during any period or periods after the Closing Date.

7.4           Limitations on Indemnification Liabilities. In the event of any claim by the Purchaser for indemnity from the Seller for any breach of warranty by Seller other than the representations and warranties set forth in Section 2.2 or 2.5, the Purchaser shall not be entitled to indemnification therefore unless the Purchaser has sustained Losses in excess of Ten Thousand Dollars ($10,000) in the aggregate, in which event the Purchaser shall be entitled to indemnification for the full amount of all Losses suffered or incurred including such Ten Thousand Dollars ($10,000) of Losses. The aggregate liability of the Seller is limited to one-half of the Purchase Price. In no event will any indemnifying party hereunder be liable for loss of profit or consequential damages arising out of or resulting from any matter to which such person is entitled to indemnification hereunder.

7.5           Claims for Indemnification.

(a)           General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim shall arise for indemnification hereunder the Indemnified Party shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim in writing and, when known, the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby.

(b)           Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that:

(i)            the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(ii)           no Indemnifying Party shall consent to (x) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim, or (y) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

(iii)          if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within five (5) business days after receipt of proper notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article 7; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

7.6           Exclusive Remedies. The parties agree that, from and after the Closing Date, except as provided in Section 8.1, the sole and exclusive legal remedy of each party with respect to any and all claims relating to and arising out of misrepresentation or breach of any representation, warranty, covenant or agreement made by the other party to this Agreement, or otherwise in connection with the transactions contemplated by this Agreement, will be pursuant to the provisions of this Article 7.

ARTICLE 8

MISCELLANEOUS PROVISIONS.

8.1           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

8.2           Expenses. Except as otherwise provided in this Agreement, the Purchaser and the Seller shall each bear its respective costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated.

8.3           Knowledge. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term “knowledge” of an entity (or words to similar effect, such as “knowingly”) means the actual knowledge and conscious awareness by any executive officer of such entity.

8.4           Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

8.5           Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

8.6           No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

8.7           Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (c) on the date such transmission is made and confirmation of receipt obtained, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

If to Purchaser:

To:	Leap Technologies
610 Jones Ferry Road
P.O. Box 969
Carrboro, NC 27510
Attention: Werner Martin
Telephone: (919) 929-8814
Facsimile: (919) 929-8956

With a copy to:

Attention:
Telephone: ( ) -
Facsimile: ( ) -

If to Seller:

To:	MOCON, Inc.
7500 Boone Avenue North
Minneapolis, MN 55428
Attention: Darrell B. Lee
Telephone: (763) 493-7217
Facsimile: (763) 493-6358

With a copy to:
Oppenheimer Wolff & Donnelly LLP
Plaza VII Building, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609
Attention: Amy E. Culbert
Telephone: (612) 607-7287
Facsimile: (612) 607-7100

or to such other person or address as the Purchaser or the Seller shall furnish to the other parties hereto in writing in accordance with this Section 8.7.

8.8           Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

8.9           Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Minnesota or the United States of America located in the State of Minnesota for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or relating to the other agreements referred to herein, and agrees not to commence any action, suit or proceeding relating thereto except in such courts.

8.10         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11         Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12         Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

8.13         Entire Agreement. The exhibits and other writings incorporated in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as “this Agreement” or the “Agreement”. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, whether oral, written or otherwise, including without limitation that certain letter of intent dated as of September 12, 2005, as amended on January 12, 2006 between the Purchaser and the Seller.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LEAP TECHNOLOGIES

By:	/s/ Werner Martin
Its:	President / CEO

LAB CONNECTIONS, INC.

By:	/s/ Darrell B. Lee
Its:	V.P. & Treasurer

MOCON, INC.

By:	/s/ Darrell B. Lee
Its:	V.P. & CFO